EXHIBIT 11


COMPUTATION OF BASIC EARNINGS PER SHARE (IN THOUSANDS EXCEPT PER SHARE DATA) YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
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
                                                      1998           1997           1996
Net earnings applicable to common stock            $15,664       $ 13,722        $12,686

Weighted average common shares outstanding*      8,855,348      8,901,415      8,915,473

Basic earnings per share                             $1.77           1.54          $1.42


*Adjusted for stock dividends

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